Exhibit 99

DuraVest, Inc.
1040 South Milwaukee Avenue
Suite 250
Wheeling, Illinois
U.S.A.
Attention: Board of Directors

25. Januar 2008

Re:       DuraVest, Inc. current report on Form 8-K, dated January 23, 2008

Ladies and Gentlemen:

We refer to the above-captioned report filed by DuraVest, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission regarding, among other things, the resignation of Friedrich-Wilhelm Gobel as a member of the board of directors of the Company. In Item 5.02 of that report, the Company states that the board of directors of the Company was "apprised" of the "lawsuit initiated by the Company on November, 21, 2007, in the United States District Court for the Southern District of New York arising from the Company's purchase of shares of common stock of BMTS, Inc. in November 2005 and January 2006 (the "Litigation") ... at a meeting of the [board of directors] held on October 12, 2007", and that the board of directors approved the filing of the Litigation at that meeting.

The board of directors of the Company was not "apprised" of the Litigation at the October 12 board of directors meeting. The Litigation was, rather, proposed to the board of directors at that meeting as a course of action for the Company that would require the approval of the board of directors. The litigation, as proposed, did not include Viscardi AG—an affiliate of Mr. Gobel due to his status as a principal shareholder and executive officer of Viscardi AG—as a defendant. The board of directors approved the commencement of the Litigation in the form proposed—i.e., without Viscardi AG as a defendant. The executive officers were not authorized to change the Litigation to add any other persons as defendants. The Litigation was commenced on November 21, 2007, however, naming Viscardi AG as a defendant without the approval of the board of directors.

Contrary to the Company's assertion, Section 3 ("Duties") of Article D ("Officers") of the by-laws of the Company, which states in relevant part that the chief executive officer of the Company will have "general and active management of the business and affairs of the corporation subject to the directions of the board of directors", does not give the chief executive officer the authority unilaterally to change decisions referred to and made by the board of directors. As is clear even from the language quoted by the Company, the actions of the executive officers of the Company are subject in all respect to the direction and control of the board of directors. Section 1 ("General Powers") of Article C ("Board of Directors") of the by-laws of the Company states that "[t]he business of the corporation shall be managed and its corporate powers exercised by its board of directors". This concept is reinforced by paragraph (2) of Section 607.0801 ("Requirement for and duties of board of directors") of the Florida Statutes, which provides that "[a]ll corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors ..." The power and authority of the executive officers of a Florida corporation are derivative of and subject to the power and authority of its board of directors.

To reiterate, the Litigation was a board matter, brought before and approved by the board of directors in the form originally proposed. The Litigation as commenced was materially different than the Litigation approved by the board of directors. Accordingly, the litigation was not properly authorized in accordance with Florida law or the by-laws of the Company. If the litigation proposed to the board of directors had named Viscardi AG as a defendant, Mr. Gobel would have resigned immediately due to the obvious conflict of interests. The newly constituted board of directors would then have considered a materially different proposed litigation, further highlighting the invalidity of the Company's present position that the litigation was properly considered and approved.

Very truly yours,

/s/ Friedrich-Wilhelm Gobel
Friedrich-Wilhelm Gobel